Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date:  January 21, 2010

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for 2009

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and twelve months ended December 31, 2009.

SUMMARY:

•
Horizon’s net income for the year ending December 31, 2009 was $9.14 million, which exceeded the net income from 2008 of $8.97 million and represents Horizon’s tenth consecutive year of record earnings.

•	Horizon’s fourth quarter 2009 net income was $2.08 million or $0.53 diluted earnings per share.
•	Net interest margin for the fourth quarter increased compared to the prior two quarters.
•	Horizon continued to experience steady residential mortgage loan volume through the fourth quarter.
•
Horizon’s quarterly provision to the allowance for loan loss reserve increased by approximately $300,000 from the third quarter of 2009 increasing the ratio of allowance for loan losses to total loans to 1.80%.

•	Horizon’s net loans charged off during the fourth quarter were less than the net loans charged off in each of the previous three quarters of 2009.
•	Horizon’s balance of Other Real Estate Owned of $1.7 million at December 31, 2009 was at its lowest level compared to the balance at the end of the previous three quarters in 2009.
•	Horizon’s non-performing loans increased by $672,000 from September 30, 2009 to December 31, 2009.
•
Horizon’s non-performing loans to total loans ratio as of December 31, 2009 was 1.92%, which compares favorably to National and State of Indiana peer averages1 of 4.48% and 2.71% of total loans as of September 30, 2009.

•	Horizon’s capital ratios continue to be above the regulatory standards for well-capitalized banks.
•
At the end of the fourth quarter of 2009, Horizon announced the purchase of substantially all of the banking-related assets and assumption of all the deposits and certain other liabilities of American Trust & Savings Bank located in Whiting, Indiana.

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1
National peer group: Consists of all insured commercial banks having assets between $1 Billion and $10 Billion as reported by the Uniform Bank Performance Report as of September 30, 2009.  Indiana peer group: Consists of 18 publicly traded banks all headquartered in the State of Indiana as reported by the Uniform Bank Performance Reports as of September 30, 2009.

Pg. 2 cont. Horizon Announces 4th Quarter Earnings

Craig M. Dwight, Chief Executive Officer of Horizon Bancorp stated, “We are extremely pleased with Horizon’s performance in 2009, especially given the current economic environment, the increase in credit costs and the increase in FDIC insurance premiums.” Mr. Dwight further commented, “Horizon’s talented team was able to achieve record earnings for the tenth consecutive year, due to hard work, investing our resources in counter cyclical business lines and preparing for the future.”   In addition, Mr. Dwight stated, “The future looks very promising for well run and profitable banks.  Horizon is well positioned to capitalize on these opportunities.”  In conclusion, Mr. Dwight stated, “Horizon is safe, strong and still growing.”

Performance Highlights:

Net income for the fourth quarter 2009 was $2.08 million or $.53 diluted earnings per share.  This compares to $2.12 million or $.64 diluted earnings per share for the same quarter of the prior year.  Net income for the twelve months ended December 31, 2009 was $9.14 million or $2.37 diluted earnings per share.  This compares to $8.97 million or $2.75 diluted earnings per share for the same period of the prior year.

Diluted earnings per share were reduced by $.11 for the three months and $.43 for the twelve months ending December 31, 2009 resulting from the preferred stock dividends and the accretion of the discount on the preferred stock.  The preferred stock was issued late in the fourth quarter 2008 and therefore did not significantly impact diluted earnings per share for the three or twelve month periods ending December 31, 2008.

Net interest income increased $1.7 million for the three months and $7.4 million for the twelve months ending December 31, 2009 compared to the same prior year periods.  This was primarily due to an increase in interest earning assets and a decrease in the cost of funds.  The net interest margin increased to 3.66% for the twelve months ending December 31, 2009 compared to 3.45% in the prior year for the same period and the fourth quarter net interest margin increased to 3.76% from 3.65% in the prior year.

The improvement in year-to-date net interest income over the same period of the prior year is a result of Horizon’s ability to reduce the cost of interest bearing liabilities more than the reduction in the yields experienced on the interest earning assets.  In addition, interest rate floors on over 50.0% of the Company’s adjustable rate loans have helped in maintaining the yield on interest earning assets.

The provision for loan losses was $3.7 million for three months ending December 31, 2009 compared to $2.2 million for the same period the prior year.  The fourth quarter provision is slightly increased from the $3.2 million, $3.3 million, and $3.4 million in reserves taken in the first, second, and third quarters of 2009.  Consumer loan charge-offs continue to require quarterly provisions for loan losses but appear to be stabilizing as the amount of consumer charge-offs have been decreasing over the last three quarters.  However, the increase in non-performing loans required additional provision expense for loan losses as specific reserves were identified for these loans.

Non-performing loans at December 31, 2009 totaled $17.1 million which was 1.92% of total loans.  This is an increase from a balance of $16.5 million on September 30, 2009, or 1.87% of total loans, and an increase from a balance of $7.9 million on December 31, 2008, which was 0.89% of total loans.  Horizon’s non-performing loan statistics, while having increased from the prior quarter, still compare favorably to National and State of Indiana1 peer bank averages of 4.48% and 2.71% of total loans as of September 30, 2009.

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Pg. 3 cont. Horizon Announces 4th Quarter Earnings

The increase in non-performing loans over the past quarter is due to an increase of consumer installment borrowers under Chapter 13 bankruptcy repayment plans.  The majority of consumer installment borrowers under Chapter 13 repayment plans are paying as agreed, but these loans remain on non-accrual status until six payments are made under the plan.  Because of the time it takes for repayment plans to be approved and the six payments to be made, the level of non-performing consumer installment loans have increased as the level of charge-offs in the consumer portfolio has decreased.  The increase in the Company’s non-performing loans over the past year can be attributed to the slower economy and continued high local unemployment causing lower business revenues and increased consumer bankruptcies.

Non-accrual loans totaled $15.4 million on December 31, 2009, down slightly from $15.5 million on September 30, 2009, but up from $7.0 million on December 31, 2008.  The decrease in the quarter ended December 31, 2009 was primarily due to a lower level of commercial loan non-accruals mostly offset by an increase in consumer loan non-accruals.  Commercial loan non-accruals decreased from $9.2 million on September 30, 2009 to $8.1 million on December 31, 2009.  During the quarter two loans to one borrower were written down by $535,000, one loan totaling $527,000 that was secured by 18 residential properties was transferred to Other Real Estate Owned (“OREO”) and two loans totaling $441,000 were paid off. Only one commercial loan totaling $320,000 was added to non-accrual during the quarter. Non-accrual loans to restaurant operators totaled $2.6 million at December 31, 2009, the same as the previous quarter.  Nonaccrual loans to home builders and land developers totaled $2.2 million on December 31, 2009, down from $2.7 million on September 30, 2009. Mortgage loans on non-accrual totaled $4.6 million at December 31, 2009, the same as at September 30, 2009. Consumer loans on non-accrual increased from $1.8 million to $2.7 million during the quarter primarily due to an increase in the number of consumer bankruptcy filings.

Loans 90 days delinquent but still accruing interest totaled $1.7 million on December 31, 2009, up from $856,000 on September 30, 2009, and $833,000 on December 31, 2008.  One commercial loan totaling $925,000 secured by a commercial mixed-use building and one real estate development loan totaling $110,000 caused the increase.  Subsequent to December 31, 2009, the $925,000 loan was brought current and renewed for a six-month term.  Horizon’s policy is to place loans over 90 days delinquent on non-accrual unless they are in the process of collection and a full recovery is expected.

OREO totaled $1.7 million on December 31, 2009, the same as September 30, 2009 and down from $2.9 million on December 31, 2008. During the current quarter, six properties with a book value of $563,000 (as of September 30, 2009) were sold.  Also during the quarter, 19 properties with a book value of $540,000 (as of December 31, 2009) were transferred to OREO. On December 31, 2009, OREO was comprised of 32 properties.  Of these, 31 totaling $1.6 million were residential, and the balance was commercial real estate. Repossessed property totaled $23,000 on December 31, 2009, down from $142,000 on September 30, 2009. Repossessed property consists primarily of vehicles.

No mortgage warehouse loans were non-performing or OREO as of December 31, 2009, September 30, 2009, or December 31, 2008.

The residential mortgage loan activity continued to be steady through the fourth quarter as evidenced by volumes higher than the prior year in both the conventional residential mortgage and mortgage warehouse business lines.  Conventional residential mortgage refinancing activity has increased the gain on sale of loans by $3.1 million for the twelve months ending December 31, 2009 when compared to the same period in the prior year.

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Pg. 4 cont. Horizon Announces 4th Quarter Earnings

Salaries and benefits increased $2.5 million for the twelve months ended December 31, 2009 compared to the prior year primarily due to branch expansion, annual merit increases, and commissions paid to the mortgage loan division as the primary cost to originate residential mortgage loans is the commissions paid to mortgage originators.

FDIC expense for the twelve months ended December 31, 2009 totaled $2.1 million compared to the prior year of $546,000, an increase of $1.6 million.  The increase in FDIC insurance premiums was due to higher assessment rates and a special assessment paid in 2009.

A gain on the sale of securities of $373,000 was realized during the fourth quarter as our analysis determined that market conditions provided the opportunity to add these gains to capital without a negative impact to long term earnings.  In addition, the securities sold were experiencing a higher repayment speeds due to the low interest rate environment.

Other items

On December 29, 2009 Horizon announced the signing of a definitive agreement to purchase substantially all of the banking-related assets and assume all deposits and certain other liabilities of American Trust & Savings Bank (“American”) headquartered in Whiting, Indiana and its parent company Am Tru, Inc. (“Am Tru”).

Under the terms of the agreement Horizon will purchase most of the banking-related assets of American (with an estimated value of approximately $110.0 million) and will assume all the deposits, federal home loan bank advances, and accrued interest payable in the approximate amount of $112.0 million.  In addition, Horizon will pay a three percent premium on core deposits estimated to be $2.1 million and $500,000 in additional consideration.  Horizon will not be purchasing approximately $12.0 million of loan participations owned by American or assuming any contingent liabilities.  All values are approximate and based upon September 30, 2009 information and financial results.  This transaction is subject to approval by the shareholders of American and Am Tru and bank regulators.  This transaction is expected to close in the second quarter of 2010.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2009	2009	2009	2009	2008
Balance sheet:
Total assets	$1,387,020	$1,321,224	$1,343,296	$1,442,851	$1,306,857
Short term investments	4,783	4,464	10,418	6,444	2,679
Investment securities	344,789	333,031	331,941	327,289	303,268
Commercial loans	314,517	312,573	313,857	313,840	310,842
Mortgage warehouse loans	166,698	145,270	163,083	186,058	123,287
Residential mortgage loans	133,892	142,568	146,096	160,478	167,766
Installment loans	271,210	275,299	272,394	273,728	280,072
Earning assets	1,254,781	1,232,549	1,260,807	1,288,214	1,206,494
Non-interest bearing deposit accounts	84,357	87,725	83,940	81,000	83,642
Interest bearing transaction accounts	540,647	375,548	388,954	489,699	428,931
Time deposits	326,704	394,724	375,256	406,790	328,596
Borrowings	284,016	311,884	349,499	320,956	324,383
Long-term borrowings	27,837	27,837	27,837	27,837	27,837
Common stockholders' equity	90,299	89,566	82,965	82,236	79,196
Total stockholders’ equity	114,605	113,833	107,194	106,427	103,350

Income statement:	Three months ended
Net interest income	$11,371	$10,719	$11,263	$11,416	$9,689
Provision for loan losses	3,700	3,416	3,290	3,197	2,163
Other income	4,304	4,542	4,516	4,494	3,369
Other expenses	9,558	8,929	9,928	9,397	8,230
Income tax expense	333	559	497	681	543
Net income	2,084	2,357	2,064	2,635	2,122
Preferred stock dividend	(351)	(351)	(350)	(350)	(45)
Net income available to common shareholders	1,733	2,006	1,714	2,285	2,077

Per share data:
Basic earnings per share	$0.53	$0.62	$0.53	$0.71	$0.64
Diluted earnings per share	0.53	0.61	0.52	0.70	0.64
Cash dividends declared per common share	0.17	0.17	0.17	0.17	0.17
Book value per common share	27.67	27.46	25.85	25.62	24.68
Tangible book value per common share	25.45	25.22	23.55	23.30	22.33
Market value - high	$17.25	$17.50	$19.45	$13.21	$24.52
Market value - low	$14.31	$15.00	$11.00	$10.50	$12.29
Basic common shares outstanding	3,262,927	3,245,505	3,209,482	3,209,482	3,209,482
Diluted common shares outstanding	3,275,588	3,273,742	3,270,178	3,250,424	3,246,664

Key ratios:
Return on average assets	0.62%	0.72%	0.59%	0.79%	0.71%
Return on average common stockholders' equity	7.56	9.12	8.01	11.18	10.86
Net interest margin	3.76	3.64	3.51	3.78	3.65
Loan loss reserve to total loans	1.80	1.58	1.40	1.23	1.29
Non-performing loans to loans	1.92	1.87	1.49	1.11	0.89
Average equity to average assets	8.61	8.53	7.80	7.94	6.72
Bank only capital ratios:
Tier 1 capital to average assets	8.64	8.79	8.22	8.51	9.44
Tier 1 capital to risk weighted assets	11.79	12.04	11.93	11.45	11.89
Total capital to risk weighted assets	13.04	13.29	13.19	12.61	13.11

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	December 31
	2009	2008
Balance sheet:
Total assets	$1,387,020	$1,306,857
Short term investments	4,783	2,679
Investment securities	344,789	303,268
Commercial loans	314,517	310,842
Mortgage warehouse loans	166,698	123,287
Residential mortgage loans	133,892	167,766
Installment loans	271,210	280,072
Earning assets	1,254,781	1,206,494
Non-interest bearing deposit accounts	84,357	83,642
Interest bearing transaction accounts	540,647	428,931
Time deposits	326,704	328,596
Borrowings	284,016	324,383
Long-term borrowings	27,837	27,837
Common stockholders' equity	90,299	79,196
Total stockholders’ equity	114,605	103,350

Income statement:	Twelve months ended
Net interest income	$44,769	$37,350
Provision for loan losses	13,603	7,568
Other income	17,856	13,831
Other expenses	37,812	32,779
Income tax expense	2,070	1,862
Net income	9,140	8,972
Preferred stock dividend	(1,402)	(45)
Net income available to common shareholders	7,738	8,927

Per share data:
Basic earnings per share	$2.39	$2.78
Diluted earnings per share	2.37	2.75
Cash dividends declared per common share	0.68	0.66
Book value per common share	27.67	24.68
Tangible book value per common share	25.45	22.33
Market value - high	$19.45	$25.73
Market value - low	$10.50	$12.29
Basic common shares outstanding	3,232,033	3,208,658
Diluted common shares outstanding	3,270,723	3,246,351

Key ratios:
Return on average assets	0.68%	0.75%
Return on average common stockholders' equity	8.92	11.81
Net interest margin	3.66%	3.45%
Loan loss reserve to total loans	1.80	1.29
Non-performing loans to loans	1.92	0.89
Average equity to average assets	8.21	6.36
Bank only capital ratios:
Tier 1 capital to average assets	8.64	9.44
Tier 1 capital to risk weighted assets	11.79	11.89
Total capital to risk weighted assets	13.04	13.11

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	December 31 2009	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Commercial	$5,766	$4,699	$3,076	$2,441	$3,202
Real estate	1,933	1,599	1,511	1,038	973
Mortgage warehousing	1,455	1,480	1,453	1,428	1,354
Installment	6,861	6,146	6,609	6,682	5,881
Unallocated	-	-	-	-	-
Total	$16,015	$13,924	$12,649	$11,589	$11,410

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	December 31 2009	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Commercial	$527	$530	$262	$1,076	$(5)
Real estate	146	22	214	50	26
Mortgage warehousing	-	-	-	-	-
Installment	936	1,589	1,754	1,892	1,257
Total	$1,609	$2,141	$2,230	$3,018	$1,278

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	December 31 2009	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Commercial	$9,229	$9,235	$7,959	$6,474	$5,167
Real estate	4,819	4,926	3,764	2,446	1,904
Mortgage warehousing	-	-	-	-	-
Installment	3,097	2,312	1,754	1,549	792
Total	$17,145	$16,473	$13,477	$10,469	$7,863

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unauditied)

	December 31 2009	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Commercial	$-	$-	$-	$-	$-
Real estate	1,730	1,671	2,212	2,492	2,874
Mortgage warehousing	-	-	-	-	-
Installment	23	142	115	204	207
Total	$1,753	$1,813	$2,327	$2,696	$3,081

HORIZON BANCORP

Loan Portfolio Detail

December 31, 2009 (Unaudited)	Loan Balance	Non-Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans
Owner occupied real estate	$138,999	$3,152	2.27%	700	22.21%
Non owner occupied real estate	100,502	1,677	1.67%	125	7.45%
Residential development	16,101	2,343	14.55%	125	5.34%
Commercial and industrial	58,915	2,057	3.49%	725	35.25%
Total commercial	314,517	9,229	2.93%	1,675	18.15%

Residential mortgage	126,469	4,638	3.67%	441	9.51%
Residential construction	7,423	181	2.43%	71	39.29%
Mortgage warehouse	166,698	-	0.00%	-	0.00%
Total mortgage	300,590	4,819	1.60%	512	10.62%

Direct installment	24,908	387	1.55%	-	0.00%
Indirect installment	136,600	1,089	0.80%	95	8.72%
Home equity	109,702	1,621	1.48%	1,188	73.29%
Total installment	271,210	3,097	1.14%	1,283	41.43%

Total loans	886,317	17,145	1.93%	3,470	20.24%
Allowance for loan losses	(16,015)
Net loans	$870,302	$17,145	1.97%	$3,470	20.24%

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2009			December 31, 2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$19,331	$12	0.25%	$7,611	$9	0.47%
Interest-earning deposits	8,111	5	0.24%	5,280	8	0.60%
Investment securities - taxable	250,223	2,535	4.02%	174,806	2,160	4.92%
Investment securities - non-taxable (1)	107,980	1,060	5.90%	78,209	833	6.42%
Loans receivable (2)	873,293	14,043	6.39%	838,168	14,038	6.67%
Total interest-earning assets (1)	1,258,938	17,655	5.74%	1,104,074	17,048	6.31%

Noninterest-earning assets
Cash and due from banks	15,267			17,494
Allowance for loan losses	(14,229)			(10,578)
Other assets	78,634			73,732

	$1,338,610			$1,184,722

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$808,363	$3,275	1.61%	$694,247	$3,984	2.28%
Borrowings	288,684	2,685	3.69%	295,410	2,990	4.03%
Subordinated debentures	27,837	324	4.62%	27,837	385	5.50%
Total interest-bearing liabilities	1,124,884	6,284	2.22%	1,017,494	7,359	2.88%

Noninterest-bearing liabilities
Demand deposits	89,137			79,567
Accrued interest payable and other liabilities	9,322			8,056
Shareholders' equity	115,267			79,605

	$1,338,610			$1,184,722

Net interest income/spread		$11,371	3.52%		$9,689	3.43%

Net interest income as a percent of average interest earning assets (1)			3.76%			3.65%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2009			December 31, 2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$25,551	$56	0.22%	$17,040	$443	2.60%
Interest-earning deposits	7,170	16	0.22%	6,430	148	2.30%
Investment securities - taxable	247,903	10,813	4.36%	174,427	8,520	4.88%
Investment securities - non-taxable (1)	97,913	3,942	5.75%	80,151	3,323	5.92%
Loans receivable (2)	892,431	57,836	6.49%	848,279	57,801	6.82%
Total interest-earning assets (1)	1,270,968	72,663	5.85%	1,126,327	70,235	6.37%

Noninterest-earning assets
Cash and due from banks	15,344			17,397
Allowance for loan losses	(12,372)			(9,930)
Other assets	77,215			69,769

	$1,351,155			$1,203,563

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$800,255	$14,792	1.85%	$733,868	$19,536	2.66%
Borrowings	318,661	11,696	3.67%	280,766	11,772	4.19%
Subordinated debentures	27,837	1,406	5.05%	27,837	1,577	5.67%
Total interest-bearing liabilities	1,146,753	27,894	2.43%	1,042,471	32,885	3.15%

Noninterest-bearing liabilities
Demand deposits	84,209			77,600
Accrued interest payable andother liabilities	9,215			7,001
Shareholders' equity	110,978			76,491

	$1,351,155			$1,203,563

Net interest income/spread		$44,769	3.42%		$37,350	3.21%

Net interest income as a percent of average interest earning assets (1)			3.66%			3.45%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	December 31	December 31
	2009	2008
	(Unaudited)
Assets
Cash and due from banks	$63,919	$36,001
Interest-bearing deposits	4,783	2,679
Investment securities, available for sale	333,132	301,638
Investment securities, held to maturity	11,657	1,630
Loans held for sale	5,703	5,955
Loans, net of allowance for loan losses of $16,015 and $11,410	870,302	870,557
Premises and equipment	30,534	28,280
Federal Reserve and Federal Home Loan Bank stock	13,189	12,625
Goodwill	5,787	5,787
Other intangible assets	1,447	1,751
Interest receivable	5,986	5,708
Cash value life insurance	23,139	22,451
Other assets	17,442	11,795
Total assets	$1,387,020	$1,306,857

Liabilities
Deposits
Non-interest bearing	$84,357	$83,642
Interest bearing	867,351	757,527
Total deposits	951,708	841,169
Borrowings	284,016	324,383
Subordinated debentures	27,837	27,837
Interest payable	1,135	1,910
Other liabilities	7,719	8,208
Total liabilities	1,272,415	1,203,507

Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, no par value, $1,000 liquidation value
Authorized, 1,000,000 shares
Issued 25,000 shares
Common stock, $.2222 stated value	24,306	24,154
Authorized, 22,500,000 shares
Issued, 3,273,881 and 3,254,482 shares	1,119	1,114
Additional paid-in capital	10,030	9,650
Retained earnings	73,431	67,804
Accumulated other comprehensive income	5,719	628
Total stockholders’ equity	114,605	103,350
Total liabilities and stockholders’ equity	$1,387,020	$1,306,857

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Years Ended
	December 31		December 31
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Interest Income
Loans receivable	$14,043	$14,038	$57,836	$57,801
Investment securities
Taxable	2,552	2,177	10,885	9,111
Tax exempt	1,060	833	3,942	3,323
Total interest income	17,655	17,048	72,663	70,235

Interest Expense
Deposits	3,275	3,984	14,792	19,536
Borrowed funds	2,685	2,990	11,696	11,772
Subordinated debentures	324	385	1,406	1,577
Total interest expense	6,284	7,359	27,894	32,885

Net Interest Income	11,371	9,689	44,769	37,350
Provision for loan losses	3,700	2,163	13,603	7,568

Net Interest Income after Provision for Loan Losses	7,671	7,526	31,166	29,782

Other Income
Service charges on deposit accounts	978	910	3,858	3,885
Wire transfer fees	212	146	921	528
Interchange fees	506	228	1,864	846
Fiduciary activities	850	896	3,336	3,713
Gain (loss) on sale of securities	373	-	795	(15)
Gain on sale of mortgage loans	1,246	857	6,107	2,979
Mortgage servicing net of impairment	(3)	12	(134)	20
Increase in cash surrender value of bank owned life insurance	173	219	720	920
Death benefit on officer life insurance	-	-	-	538
Other income	(31)	101	389	417
Total other income	4,304	3,369	17,856	13,831

Other Expenses
Salaries and employee benefits	4,940	4,051	19,204	16,749
Net occupancy expenses	924	941	3,796	3,775
Data processing	388	364	1,582	1,437
Professional fees	392	330	1,413	1,133
Outside services and consultants	428	373	1,471	1,313
Loan expense	770	620	2,611	2,223
FDIC insurance expense	375	142	2,126	546
Other losses	68	146	510	413
Other expenses	1,273	1,263	5,099	5,190
Total other expenses	9,558	8,230	37,812	32,779

Income Before Income Tax	2,417	2,665	11,210	10,834
Income tax expense	333	543	2,070	1,862

Net Income	2,084	2,122	9,140	8,972
Preferred stock dividend and discount accretion	(351)	(45)	(1,402)	(45)

Net Income Available to Common Shareholders	$1,733	$2,077	$7,738	$8,927

Basic Earnings Per Share	$0.53	$0.64	$2.39	$2.78
Diluted Earnings Per Share	0.53	0.64	2.37	2.75